                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)
                   Information to be Included in Statements
                 Filed Pursuant to Rules 13d-1 (b) and (c) and
                 Amendments Thereto Filed Pursuant to 13d-2(b)
                             (Amendment No. 2)/1/


                               Intercardia, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock $.001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  458 44M 106
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                  May 8, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13 d-1(b)
[ ]   Rule 13 d-1(c)
[X]   Rule 13 d-1(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                     13-G
            -----------                                 -----------------
  CUSIP NO. 458 44M 106                                 Page 2 of 4 Pages
            -----------                                 -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Interneuron Pharmaceuticals, Inc.
      04-3047911

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,511,084

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,511,084

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,511,084
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      61.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------




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                                                                 ---------------
                                                                   PAGE 3 OF 4
                                                                 ---------------

SEC 174__(6-__)   * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Intercardia, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3200 East Highway 54
                  Cape Fear Building, Suite 300
                  P.O. Box 14287
                  Research Triangle Park, North Carolina 27709

Item 2(a).        Name of Person Filing:

                  Interneuron Pharmaceuticals, Inc. ("IPI")

Item 2(b).        Address of Principal Business Office or if none, Residence:

                  One Ledgemont Center
                  99 Hayden Avenue
                  Lexington, Massachusetts 02173

Item 2(c).        Citizenship:

                  IPI is a corporation organized under the laws of the State of Delaware.

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value ("Shares")

Item 2(e).        CUSIP Number:

                  458 44M 106

Item 3.           Not Applicable

Item 4.           Ownership as of December 31, 1998:

                  (a)  IPI is the beneficial owner of 4,511,084 Shares.

                  (b) The 4,511,084 Shares beneficially owned by IPI constitute 61.8% of the Shares of the Issuer outstanding.

                  (c) (i)-(iv) Reference is made to items 5-8 of the cover page.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

                  Not Applicable

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                                                                     Page 4 of 4


                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 1999                    Interneuron Pharmaceuticals, Inc.
        Lexington,
        Massachusetts

                                            By: /s/ Glenn L. Cooper, M.D.
                                               --------------------------------
                                               Glenn L. Cooper, M.D., President